Exhibit 5.2

Writer’s Direct Dial: (212) 225-2650

E-Mail: cbrod@cgsh.com

December 6, 2021

Open Text Corporation

275 Frank Tompa Drive

Waterloo, Ontario N2L 0A1

Canada

Re: Registration Statement on Form S-3 of Open Text Corporation

Ladies and Gentlemen:

We have acted as special United States counsel to Open Text Corporation, a corporation incorporated under the laws of Canada (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 dated December 6, 2021 (including the documents incorporated by reference therein but excluding Exhibit 25, the “Registration Statement”), relating to the offering from time to time, together or separately in one or more series (if applicable), of securities including (i) senior or subordinated debt securities of the Company (which may be convertible into or exchangeable for other securities of the Company) (the “Debt Securities”); (ii) fractional interests in common shares of the Company (the “Common Shares”) or preference shares of the Company (the “Preference Shares”) (the “Depositary Shares”); (iii) warrants to purchase Debt Securities, Common Shares, Preference Shares or other types of securities, property or assets or other warrants (the “Warrants”); (iv) contracts for the purchase of the Common Shares, Preference Shares or Depositary Shares (the “Purchase Contracts”); (v) subscription receipts to purchase debt or equity securities (the “Subscription Receipts”); and (vi) units, each consisting of one or more Purchase Contracts, Warrants, Debt Securities, Common Shares, Preference Shares, Subscription Receipts or any combination thereof (the “Units”). The Debt Securities, Depositary Shares, Warrants, Purchase Contracts, Subscription Receipts and Units are referred to herein collectively as the “Securities.”

The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

Open Text Corporation, p. 2

The senior Debt Securities are to be issued from time to time pursuant to a senior indenture dated April 24, 2014 (as amended or supplemented, the “Senior Indenture”), among the Company, Computershare Trust Company, N.A., as trustee, and Computershare Trust Company of Canada, as co-trustee. The subordinated Debt Securities are to be issued from time to time pursuant to a subordinated indenture (as amended or supplemented, the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) to be entered into among the Company and the trustee and the co-trustee to be named therein. The Depositary Shares are to be issued from time to time under one or more deposit agreements (each such deposit agreement, a “Deposit Agreement”) to be entered into between the Company and the depositary to be named therein (the “Depositary”). The Warrants are to be issued from time to time under one or more warrant agreements (each such warrant agreement, a “Warrant Agreement”) to be entered into between the Company and the warrant agent to be named therein. The Purchase Contracts are to be issued from time to time under one or more purchase contract agreements (each such purchase contract agreement, a “Purchase Contract Agreement”) to be entered into between the Company and the purchase contract agent to be named therein. The Subscription Receipts are to be issued from time to time under one or more subscription receipt agreements (each such subscription receipt agreement, a “Subscription Receipt Agreement”) to be entered into between the Company and the subscription receipt agent to be named therein. The Units are to be issued from time to time under one or more unit agreements (each such unit agreement, a “Unit Agreement”) to be entered into between the Company and the unit agent to be named therein.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Senior Indenture, including the form of senior debt security, filed as exhibits to the Registration Statement; and

(c)	the form of Subordinated Indenture, including the form of subordinated debt security, filed as exhibits to the Registration Statement.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Debt Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Indenture.

Open Text Corporation, p. 3

2. The Depositary Shares to be sold by the Company, upon the due issuance by the Depositary of depositary receipts (including any master depositary receipt issued in connection therewith) evidencing such Depositary Shares against the deposit of Common Shares or Preference Shares in respect thereof in accordance with the provisions of the relevant Deposit Agreement, will be validly issued and the persons in whose names the depositary receipts are registered will be entitled to the rights specified therein and in the relevant Deposit Agreement.

3. The Warrants will be the valid, binding and enforceable obligations of the Company.

4. The Purchase Contracts will be the valid, binding and enforceable obligations of the Company.

5. The Subscription Receipts will be the valid, binding and enforceable obligations of the Company.

6. The Units will be the valid, binding and enforceable obligations of the Company.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In rendering the opinions expressed above, we have further assumed that (i) prior to the issuance of the Securities, the Company will authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and, in the case of the Debt Securities, to the terms of the applicable Indenture, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) prior to the issuance of the Securities, the Company will have duly authorized, executed and delivered any applicable Indenture, Deposit Agreement, Warrant Agreement, Purchase Contract Agreement, Subscription Receipt Agreement, Unit Agreement or other agreement necessary with respect to or governing the Securities or contemplated by such Securities or the Registration Statement, and will take any other appropriate additional corporate action, and the Subordinated Indenture will conform to the form of Subordinated Indenture filed as an exhibit to the Registration Statement; (iii) the Securities and any agreements governing or receipts evidencing the Securities will be governed by New York law (including any relevant Deposit Agreement, Warrant Agreement, Purchase Contract Agreement, Subscription Receipt Agreement or Unit Agreement); (iv) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and any agreement governing those Securities and in the manner contemplated by the Registration Statement; (v) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto; and (vi) if issued in certificated form, certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned, and if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

Open Text Corporation, p. 4

In rendering the opinion expressed in paragraph 1 above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of $2,500,000 or more.

We express no opinion regarding any Common Shares or Preference Shares that may be underlying or received upon conversion or exchange of any Debt Securities, represented by any Depositary Shares, underlying or received upon exercise of any Warrants, Purchase Contracts or Subscription Receipts or included in the Units referred to in paragraphs 1, 2, 3, 4, 5 and 6 above, respectively.

We note that any designation in the Securities or any applicable agreement governing those Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities is (notwithstanding any waiver thereof) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We note that by statute the law of the State of New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Securities or applicable agreement governing those Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

The foregoing opinions are limited to the law of the State of New York.

Open Text Corporation, p. 5

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Validity of the Securities” and in any prospectus supplement related thereto as counsel for the Company that has passed on the validity of the Securities, and to the use of this opinion as a part (Exhibit 5.2) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Craig B. Brod
Craig B. Brod, a Partner